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                          CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 58 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 11, 1997, relating to the financial statements and financial statements appearing in the September 30, 1997 Annual Report to Shareholders of Berger One Hundred Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Other Information" in the Statement of Additional Information.

Price Waterhouse LLP
Denver, Colorado
December 30, 1997